UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

July 10, 2017
Date of Report (Date of earliest event reported)

FIRST SOLAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33156	20-4623678
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 West Washington Street
Suite 600
Tempe, Arizona 85281
(Address of principal executive offices, including zip code)

(602) 414-9300
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

On July 10, 2017, First Solar, Inc. (the “Company”) entered into the Second Amended and Restated Credit Agreement (the “Credit Agreement”), among the Company, the borrowing subsidiaries party thereto, the lenders party thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), which amends and restates the Amended and Restated Credit Agreement dated as of October 15, 2010, as previously amended, by and among the Company, the borrowing subsidiaries party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent. The Credit Agreement provides the Company and the borrowing subsidiaries party thereto with a senior secured five-year revolving credit facility (the “Credit Facility”) in an aggregate principal amount of $500,000,000, with a sub-limit of $400,000,000 available for the issuance of letters of credit. Borrowings under the Credit Facility are available for general corporate purposes. Subject to certain conditions, the Company has the right to increase the aggregate commitments under the Credit Facility up to $750,000,000.

Borrowings under the Credit Agreement bear interest at a rate per annum equal to (i) the London Interbank Offered Rate, adjusted for Eurocurrency reserve requirements, plus a margin of 2.00% to 2.50% based on the Company’s Consolidated Leverage Ratio, as defined in the Credit Agreement, for the period or (ii) the ABR, as defined in the Credit Agreement, plus a margin of 1.00% to 1.50% based on the Company’s Consolidated Leverage Ratio for the period, depending on the type of borrowing requested. In addition to paying interest on outstanding principal under the Credit Agreement, the Company is required to pay a commitment fee to the Lenders in respect of the average daily unutilized commitments thereunder. The commitment fee rate ranges from 0.30% to 0.40% per annum, based on the Company’s Consolidated Leverage Ratio for the period. The Company also pays letter of credit fees equal to the applicable margin for Eurocurrency revolving loans on the face amount of each letter of credit and fronting fees in an amount agreed by the Company and such issuing lender, in addition to customary letter of credit fees, unless otherwise specifically agreed with such issuing lender.

The Company may designate additional borrowing subsidiaries under the Credit Agreement subject to providing notice and certain documentation to the Administrative Agent and the Administrative Agent’s consultation with all the Lenders that such designation does not cause any economic, legal, or regulatory disadvantage to the Lenders.

The Company may voluntarily repay outstanding loans under the Credit Agreement at any time without premium or penalty, subject to customary “breakage” costs with respect to Eurocurrency loans and certain other requirements. Upon notice from the Administrative Agent, the Company is required to prepay loans or cash collateralize letters of credit if, as of any date of calculation by the Administrative Agent, the aggregate amount of revolving extensions of credit exceeds 105% of the total revolving commitments of the Lenders, with such mandatory prepayments eliminating the excess extension of credit.

The loans made under the Credit Agreement are secured by (i) substantially all of the tangible and intangible assets of the Company, First Solar Development, LLC, First Solar Electric, LLC, and First Solar Electric (California), Inc., as well as by pledges of (a) 100% of the capital stock of First Solar Development, LLC, First Solar Electric, LLC, and First Solar Electric (California), Inc. and (b) 66% of the capital stock of First Solar Real Estate Holding GmbH, First Solar Holdings GmbH, and First Solar FE Holdings Pte. Ltd. and (ii) a security interest in intercompany receivables advanced to the Company or any of its subsidiaries (but, in the case such right to payment is owing by an Unrestricted Subsidiary, as defined in the Credit Agreement, only if it arises out of the sale of solar modules).

The Credit Agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, (i) the ability of the Company’s Restricted Subsidiaries, as defined in the Credit Agreement, to incur additional indebtedness or guarantee obligations and (ii) the Company’s ability to: (a) create liens on assets, (b) engage in mergers or consolidations, (c) dispose of certain property, (d) pay dividends and distributions in excess of $250,000,000 and the net cash proceeds from certain disposition transactions, (e) make certain acquisitions, (f) engage in certain transactions with affiliates, (g) enter into sale and leaseback transactions, (h) enter into certain swap agreements, (i) change its fiscal periods, (j) enter into certain negative pledge arrangements, (k) enter into agreements that restrict distributions from subsidiaries, and (l) change the Company’s lines of business. In addition, the Credit Agreement includes financial covenants requiring the Company to not exceed a Consolidated Leverage Ratio of 2.50 to 1.00 and to maintain Minimum Liquidity, as defined in the Credit Agreement, of at least $400,000,000. The Credit Agreement also contains certain customary representations and warranties, covenants, and events of default for comparable credit facilities.

The foregoing summary of the Credit Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated into this report by reference.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
10.1
Second Amended and Restated Credit Agreement, dated as of July 10, 2017, among First Solar, Inc., the borrowing subsidiaries party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST SOLAR, INC.

Dated: July 14, 2017	By:	/s/ PAUL KALETA
	Name:	Paul Kaleta
	Title:	Executive Vice President, General Counsel and Secretary